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                                                                  Exhibit 99.01

                           P R E S S   R E L E A S E


FOR IMMEDIATE RELEASE

Contact:

Paul B. Healy, Vice President                 Jack A. Boultbee
Investor Relations                            Chief Financial Officer
  and Corporate Development                   Hollinger International Inc. and
Hollinger International Inc.                  Hollinger Inc. (Canada)
(212) 536-4025                                (416) 363-8721


NEW YORK, AUGUST 9, 1996--HOLLINGER INTERNATIONAL INC. (NYSE: HLR) announces the completion of the successful sale of 11,500,000 of its Class A Common Stock and 20,700,000 9 3/4% Preferred Redeemable Increased Dividend Equity Securities (PRIDES(SM)), following the exercise by the underwriters of their over-allotment options.

Issue price of the Class A Common Stock and the PRIDES(SM) was $9.75 per share, a 5.5% increase in price compared to those shares issued in February 1996. The last sale price of the Class A Common Stock as reported on the NYSE composite tape on August 8, 1996, was $10.25 per share. Both categories of securities were substantially over-subscribed.

The aggregate net proceeds of these offerings to the Company of US $308.6 million are being used, first, to finance a portion of the Company's acquisition of the minority shares of The Telegraph plc (U.K.) and to pay outstanding indebtedness of The Telegraph and related transaction costs, and second, to pay a portion of the Company's bank indebtedness used to finance the purchase of additional common shares of Southam Inc. Finally, the balance will be used for general corporate purposes, including working capital.

The Company's chief financial officer, J. A. Boultbee, commented: "This is a very satisfactory assimilation of the privatization of The Telegraph, and the purchase of control of Southam Inc., Canada's largest newspaper publisher, particularly given recent unsettled market conditions. As a result of these successful offerings the balance sheet of the Company has been significantly strengthened, enhancing the Company's financing and corporate flexibility."

Hollinger International, through subsidiaries and affiliated companies, is a leading publisher of English-language newspapers in the United States, the United Kingdom, Australia, Canada and Israel. Included among the 131 daily newspapers which the Company owns or has an interest in are the Chicago Sun-Times and The Daily Telegraph. These 131 newspapers have a worldwide daily combined circulation of approximately 4.3 million. In addition, the company owns or has an interest in 379 non-daily newspapers as well as magazines and other publications.